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                                                                   Exhibit 23(a)

                              ACCOUNTANTS' CONSENT

Board of Directors
Gold Banc Corporation, Inc.:

We consent to the use of our report on the supplemental consolidated financial statements of Gold Banc Corporation, Inc. as of December 31, 1997 and for each of the years in the three-year period then ended included herein and to the reference to our firm under the heading "Experts" in the Registration Statement. The supplemental consolidated financial statements give retroactive effect to the merger with First State Bancorp, Inc. which was consummated on October 21, 1998. Our opinion on the supplemental consolidated financial statements is based in part on the report of other auditors.


/s/ KPMG Peat Marwick LLP


Kansas City, Missouri
October 28, 1998